Exhibit 107

CALCULATION OF REGISTRATION FEE

Form S-8

(Form Type)

Metagenomi, Inc.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	457(h)	6,690,000 (2)	$17.00 (3)	$113,730,000	$0.00014760	$16,786.55

Equity	Common Stock, par value $0.0001 per share	457(h)	375,000 (4)	$14.45 (5)	$5,418,750	$0.00014760	$799.81

Total Offering Amounts					$119,148,750		$17,586.36

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$17,586.36

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (“Registration Statement”) shall also cover any additional shares of common stock, par value $0.0001 per share (the “Common Stock”) of Metagenomi, Inc. (the “Company”), which become issuable under the Company’s 2024 Stock Option and Incentive Plan, as amended (the “2024 Plan”) and 2024 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Common Stock.

(2)

Represents 6,690,000 shares of Common Stock reserved for issuance under the 2024 Plan. If awards outstanding under the 2019 Plan, as of the date of this Registration Statement, and under the 2024 Plan, are cancelled, forfeited or otherwise terminated without being exercised, the number of shares underlying such awards will be available for future grant under the 2024 Plan. The 2024 Plan provides that an additional number of shares will automatically be added to the shares authorized for issuance under the 2024 Plan on January 1 of each year, commencing on January 1, 2025. The number of shares added each year will be equal to the lesser of: (i) 5% of the outstanding shares on the immediately preceding December 31, or (ii) such lesser amount as determined by the compensation committee of the Company.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on $17.00, the maximum initial public offering price of the Company’s Common Stock set forth in the Company’s preliminary prospectus dated February 5, 2024 relating to its initial public offering (the “Maximum IPO Price”).

(4)

Represents 375,000 shares of Common Stock reserved for future issuance under the ESPP. The ESPP provides that an additional number of shares will automatically be added to the shares authorized for issuance under the ESPP on January 1, 2025, and each January 1 thereafter through January 1, 2034. The number of shares added each year will be equal to the lesser of: (i) 750,000 shares of our Common Stock, (ii) 1% of the outstanding shares on the immediately preceding December 31, or (iii) such lesser number of shares of Common Stock as determined by the administrator of the ESPP.

(5)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are calculated on the basis of the Maximum IPO Price, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the ESPP.